SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. N/A)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST RELIANCE BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

FIRST RELIANCE BANCSHARES, INC.

2170 W. Palmetto Street

Florence, South Carolina 29501

(843) 656-5000

April 26, 2004

To the Shareholders of First Reliance Bancshares, Inc.:

You are cordially invited to attend the annual meeting of shareholders of First Reliance Bancshares, Inc. (the “Company”) to be held at First Reliance Bank, 2170 W. Palmetto Street, Florence, South Carolina, on Thursday, June 17, 2004 at 12:00 p.m.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations during the past year and during the first quarter of fiscal year 2004, as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

We cannot take any action at the meeting unless the holders of a majority of the outstanding shares of common stock of the Company are represented, either in person or by proxy. Therefore, whether or not you plan to attend the meeting, please mark, date, and sign the enclosed proxy card, and return it to the Company in the envelope provided as soon as possible.

Returning the proxy card will not deprive you of your right to attend the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

Sincerely,

/s/ F. R. Saunders, Jr.

F. R. Saunders, Jr. President and Chief Executive Officer

FIRST RELIANCE BANCSHARES, INC.

2170 W. Palmetto Street

Florence, South Carolina 29501

(843) 656-5000

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 17, 2004

To the Shareholders of First Reliance Bancshares, Inc.:

The Annual Meeting of Shareholders of First Reliance Bancshares, Inc. will be held on Thursday, June 17, 2004 at 12:00 p.m. at First Reliance Bank, 2170 W. Palmetto Street, Florence, South Carolina for the following purposes:

(1)	To elect four (4) persons to serve as Class C Directors for a three-year term;

(2)	To ratify the appointment of Jeffrey A. Paolucci as a Class B Director for a term expiring in 2006;

(3)	To approve an amendment to First Reliance Bancshares, Inc.’s Articles of Incorporation to increase its authorized shares of common stock; and

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 16, 2004, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ F. R. Saunders, Jr.

F. R. Saunders, Jr. President and Chief Executive Officer

April 26, 2004

FIRST RELIANCE BANCSHARES, INC.

2170 W. Palmetto Street

Florence, South Carolina 29501

(843) 656-5000

PROXY STATEMENT FOR 2004 ANNUAL MEETING

INTRODUCTION

Time and Place of the Meeting

The Board of Directors of First Reliance Bancshares, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Thursday, June 17, 2004 at 12:00 p.m. at First Reliance Bank, 2170 W. Palmetto Street, Florence, South Carolina, and at any adjournments of the meeting.

Record Date and Mail Date

The close of business on April 16, 2004 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on or about April 26, 2004.

Number of Shares Outstanding

As of the close of business on the record date, the Company had 5,000,000 shares of common stock, $.01 par value, authorized, of which 2,504,460 shares were issued and outstanding. Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals to Be Considered

Shareholders will be asked to:

•	Elect four (4) persons to serve as Class C Directors for a three-year term, expiring in 2007;

•	Ratify the appointment of Jeffrey A. Paolucci as a Class B Director for a term expiring in 2006; and

•	Approve the proposed amendment to First Reliance Bancshares, Inc.’s Articles of Incorporation to increase the amount of authorized shares of common stock.

Each of the proposals above are further described in this proxy statement. The Board of Directors recommends that you vote for approval of these proposals.

Shareholders may also be asked to vote on other matters, if any, properly brought before the shareholders at the annual meeting.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies, who are Leonard A. Hoogenboom and F. R. Saunders, Jr., will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted for the election or ratification of the nominated directors, for the approval of the proposed amendment to our Articles of Incorporation and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

You can revoke your proxy at any time before it is voted by delivering to F. R. Saunders, Jr., President and Chief Executive Officer of the Company, at the main office of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

Quorum. A quorum will be present at the meeting if a majority of the outstanding shares of common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Abstentions. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given proposal unless the proposal being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, abstentions will count as votes against the proposal.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies for which brokers fail to vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority unless the matter being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, broker non-votes will count as votes against the proposal.

Approval Requirements. To be elected or ratified as a director, a director nominee must receive more votes for than against his or her election as a director. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election of the director for which you withheld your vote.

Approval of the proposed amendment to First Reliance Bancshares, Inc.’s Articles of Incorporation will require the affirmative vote of two-thirds of the shares issued and outstanding and eligible to vote in the election of directors. Abstentions and broker non-votes will be counted as votes against this proposal and will, therefore, have the effect of a vote against the proposal.

Any other matter that may properly come before the annual meeting, requires more votes for than against the proposal being voted upon. Abstentions and broker non-votes will not be counted as votes against any proposal and will, therefore, have no effect on the outcome of the proposal.

SOLICITATION OF PROXIES

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSALS 1 AND 2 — ELECTION OR RATIFICATION OF DIRECTORS

Director Nominees

The Company’s Articles of Incorporation provide that the Board of Directors of the Company will be divided into three (3) classes — Class A, Class B and Class C — each of which is as nearly equal in number as possible. The directors in each class serve for staggered terms of three years each. The following table shows for each nominee: (a) his name; (b) his age at December 31, 2003; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years. The Board of Directors recommends that the shareholders elect the persons identified below as Class C Director Nominees.

CLASS C—DIRECTOR NOMINEES

(Nominated for Three-Year Term Expiring 2007)

•	Dale Porter, age 53, has been (i) the Controller for the Bank since April 1, 2003; (ii) a director of the Bank since August 16, 1999; and (iii) a director of the Company since April 12, 2001. Prior to April 2003, Mr. Porter served as (i) the Executive Vice President, Chief Financial Officer and Secretary of the Bank and (ii) the Executive Vice President and Secretary of the Company. Prior to joining the Company and the Bank, Mr. Porter was Regional Support Specialist-Operational of the region of Centura Bank in South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until October 1998, when he resigned to organize the Bank. Mr. Porter was Cashier and a director of Pee Dee State Bank from January 1978 until March 1998.

•	John M. Jebaily, age 52, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Jebaily has been self-employed as a real estate agent in Florence since 1977.

•	C. Dale Lusk, MD, age 45, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Dr. Lusk has been in the private practice of OB/GYN since 1993. He is currently a partner/owner in Advance Women’s Care, a local OB/GYN practice.

•	Joe Willis, age 64, has been a director of the Bank since January 21, 2000 and a director of the Company since April 12, 2001. Mr. Willis has been the President of Willis Chiromed, a chiropractic practice, since 1964.

In addition to the election of Class C Director Nominees, shareholders are requested to ratify the appointment of Jeffrey A. Paolucci as a Class B Director for a term expiring in 2006. Mr. Paolucci was appointed a Class B Director by the Board of Directors in accordance with the Company’s Bylaws in May 2003 as a replacement for Wilie Jones who elected, for personal reasons, not to continue to serve as a director of the Company. The following information shows for Mr. Paolucci (a) his age at December 31, 2003; (b) his position(s) with the Company; and (c) his principal occupation and business experience for the past five years. The Board of Directors recommends that the shareholders ratify Mr. Paolucci as a Class B Director.

CLASS B—DIRECTOR NOMINEE

(Nominated for Two-Year Term Expiring 2006)

•	Jeffrey A. Paolucci, age 34, has been Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002. Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

Continuing Directors

The following two tables set forth, for each remaining director of the Company who’s term has not yet expired, the following: (a) his or her name; (b) his or her age at December 31, 2003; (c) how long he or she has been a director of the Company; (d) his or her position(s) with the Company; and (e) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years.

CLASS A—CONTINUING DIRECTORS

(Term Expiring 2005)

•	F. R. Saunders, Jr., age 43, has been (i) President, Chief Executive Officer and a director of the Bank since August 16, 1999; (ii) a director of the Company since April 12, 2001; and (iii) President and Chief Executive Officer of the Company since April 18, 2001. Mr. Saunders was Senior Market Manager of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President and a director of Pee Dee State Bank from January 1990 until March 1998.

•	Leonard A. Hoogenboom, age 60, has been (i) Chairman of the Board and a director of the Bank since August 16, 1999 and (ii) Chairman of the Board and a director of the Company since April 12, 2001. Mr. Hoogenboom has been the owner and Chief Executive Officer of Hoogenboom & Co. CPA since 1984.

•	T. Daniel Turner, age 56, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Turner has been the owner and President of Turner’s Custom Auto Glass Inc., an auto glass installation company, since 1982. In addition, Mr. Turner has been owner of The Glass Connection USA, a billing service company, since 1993.

CLASS B—CONTINUING DIRECTORS

(Term Expiring 2006)

•	Paul C. Saunders, age 42, has been (i) Senior Vice President and a director of the Bank since August 16, 1999; (ii) Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and (iii) a director of the Company since April 12, 2001. Mr. Saunders was Financial Sales Officer of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President of Pee Dee State Bank from October 1987 until March 1998.

•	Andrew G. Kampiziones, age 72, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Kampiziones has been the sole owner and President and Treasurer of Fairfax Development Corporation, a real estate development corporation, since December 1991. Mr. Kampiziones has also been a part-time professor at Francis Marion University since 1991 and a full-time teacher at Florence/Darlington Technical College since 1992.

Meetings and Committees of the Board

During the year ended December 31, 2003, the Board of Directors of the Company held one meeting and the Board of Directors of the Bank held 11 meetings. Additionally, while operating as joint committees of both the Bank and the Company, during 2003 the Nominating and Performance Committee held 2 meetings, the Audit Committee held 4 meetings and the Compensation Committee held 5 meetings. Based upon these board and committee meetings, for calendar year 2003, all incumbent directors attended at least 75% of their respective board and committee meetings. The Company does not have a formal policy regarding board member attendance at the annual meeting of shareholders; however, board members are encouraged to attend any and all shareholder meetings of the Company.

The Compensation Committee consists of Joe Willis, Leonard A. Hoogenboom and T. Daniel Turner and is responsible for establishing targets and awards under our management compensation plan, granting stock options, reviewing salary ranges and fringe benefits, reviewing and approving compensation of the executive officers and administering various employee compensation and incentive plans of the Company.

The Nominating and Performance Committee consists of Leonard A. Hoogenboom, F. R. Saunders, Jr. and C. Dale Lusk. This committee will consider shareholders’ nominations of individuals to serve as directors of the Company in accordance with the Company’s Bylaws and the committee’s charter. As part of its responsibilities, the committee makes a recommendation regarding any suggested nominee to the entire Board of Directors for final determination and consideration.

The Audit Committee recommends to the Bank’s and the Company’s Board of Directors the independent public accountants to be selected to audit the Bank’s and the Company’s annual financial statements and determines that all audits and exams required by law are performed fully, properly and in a timely fashion. The Audit Committee also evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and audit plan. The Audit Committee during 2003 consisted of C. Dale Lusk, Andrew G. Kampiziones and Leonard A. Hoogenboom. Under Nasdaq listing standards, each member of the committee is deemed to be an independent director. The Company’s and the Bank’s Board of Directors have not adopted a written charter for the Audit Committee.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s 2003 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the Company’s 2003 audited consolidated financial statements with the Bank’s and the Company’s management;

•	The Audit Committee has discussed with the independent auditors, Elliott Davis, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•	The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from the Company and the Bank; and

•	Based on review and discussions of the Company’s 2003 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2003 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB.

March 9, 2004	Audit Committee:	C. Dale Lusk Andrew G. Kampiziones Leonard A. Hoogenboom

PROPOSAL 3: APPROVAL OF THE PROPOSED AMENDMENT

TO OUR ARTICLES OF INCORPORATION

Amendment to Change Number of Authorized Shares of Common Stock

The Board of Directors has adopted, subject to shareholder approval at the annual meeting, a resolution to amend the Company’s Articles of Incorporation and increase the number of its authorized shares. Currently, Article Three of the Company’s Articles of Incorporation provides for a total of 5,000,000 authorized shares, which may become issued and outstanding shares of the Company. The resolution adopted by the Board of Directors would replace Article Three in its entirety with the following:

“3. The total number of shares of capital stock which the corporation is authorized to issue is twenty million (20,000,000) shares, $.01 par value.”

If the amendment is approved, this amendment would increase the authorized shares of the Company to 20,000,000 shares and clarify the par value of the Company’s common stock. As of April 16, 2004, there were 2,504,460 issued and outstanding shares of the Company’s common stock. To provide increased flexibility when raising additional capital in the future through either a private or public offering of the Company’s common stock, the Board of Directors has determined that increasing the level of the Company’s authorized shares is advisable. The increase to 20,000,000 authorized shares was, in the Board’s view, reasonable to avoid in the foreseeable future any duplicative expenses and use of administrative resources of the Company that may result in having to readdress the adequacy of the Company’s level of authorized shares.

The proposed amendment itself will not affect the book value of the Company, the actual number of shares currently issued and outstanding, or any right generally associated with the Company’s common stock.

Vote Required

Under South Carolina law, approval of the proposed amendment will require the affirmative vote of at least two-thirds of the issued and outstanding shares of the Company as of the record date for the annual meeting. The directors and executive officers of the Company have committed to vote their shares for the approval of the proposed amendment. If approved, the proposed amendment will be effective upon notice of acceptance of the amendment by the South Carolina Secretary of State’s Office. If approved, we expect that the amendment will be effective on or after July 1, 2004.

Recommendation

The Board of Directors of the Company believes that the proposed amendment is in the best interests of the Company and its shareholders and recommends that you vote for the approval of the amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth certain information as of April 16, 2004, concerning the number and percentage of shares of Company common stock beneficially owned by each director and executive officer of the Company, individually and as a group, as of April 16, 2004. Except as set forth below, the Company knows of no person who owns or controls, directly or indirectly, in excess of 5% of the outstanding common stock of the Company.

Name and Address	Position	Number of Shares Beneficial Owned	Percent	Manner in which Shares are Held
Thomas C. Ewart, Sr. 1208 McIntosh Woods Rd. Florence, SC 29501	Executive Officer	839	*

Leonard A. Hoogenboom P.O. Box 5658 Florence, SC 29502	Director	20,360	*	Includes 2,440 shares held by his spouse and 480 shares held as custodian for a grandchild.

John M. Jebaily 416 Brettwood Avenue Florence, SC 29501	Director	10,466	*

Andrew G. Kampiziones 500 W. Jeffries Lane Florence, SC 29505	Director	10,300	*

C. Dale Lusk, MD 2520 N. Ebenezer Rd. Florence, SC 29501	Director	27,500	1.1%

Jeffrey A. Paolucci 2815 Alberti Drive Florence, SC 29501	Executive Officer and Director	15,778	*	Includes 720 shares held by his spouse and 4,000 shares underlying vested options held by Mr. Paolucci.

A. Dale Porter 104 Timberlake Dr. Florence, SC 29501	Director	125,510	4.9%	Includes 85,000 shares underlying vested options held by Mr. Porter.

F. R. Saunders, Jr. 3202 Forest Lake Dr. Florence, SC 29501	Executive Officer and Director	138,954	5.0%	Includes 850 shares held by Mr. Saunders’ son; 8,392 shares held by his spouse; 2,000 shares subject to stock options owned by his spouse; and 95,000 shares underlying vested options held by Mr. Saunders.

Paul C. Saunders 1444 Golf Terrace Blvd., #1 Florence, SC 29501	Executive Officer and Director	138,517	5.1%	Includes 95,000 shares underlying vested options held by Mr. Saunders.

T. Daniel Turner 2608 W. Palmetto St. Florence, SC 29501	Director	84,500	3.4%	Includes 1,000 shares held as custodian for a grandchild.

A. Joe Willis 301 Wyandot St. Darlington, SC 29532	Director	49,500	2.0%	Includes 49,300 shares held by his spouse.

Total as a Group (11 persons)		621,385	22.3%	Includes 281,000 underlying vested options held by reporting persons.

*	Represents ownership of less than 1%.

EXECUTIVE OFFICERS

The following table shows for each executive officer of the Company: (a) his name; (b) his age at December 31, 2003; (c) how long he has been an officer of the Company; and (d) his positions with the Company and the Bank:

NAME (AGE)	OFFICER SINCE	POSITION(S) WITH THE COMPANY AND THE BANK
F. R. Saunders, Jr. (43)	1999	President, Chief Executive Officer and Director.

Jeffrey A. Paolucci (34)	2002	Senior Vice President, Chief Financial Officer, Director and Secretary.

Thomas C. Ewart, Sr. (54)	2003	Senior Vice President and Chief Credit Officer (of the Bank only).

Paul C. Saunders (42)	1999	Senior Vice President and Director.

COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 2003, 2002 and 2001 of our President and Chief Executive Officer. Three other executive officers received a combined payment of salary and bonus in excess of $100,000 for services rendered to the Company during 2003.

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

F. R. Saunders, Jr., President and CEO	2003 2002 2001	132,000 115,000 115,000	77,617 74,000 46,400	7,508 5,788 0	(1) (1)	0 0 0	50,371 0 0	0 0 0	13,937 11,983 6,630	(2) (2) (2)

Jeffrey A. Paolucci, Senior Vice President and CFO	2003 2002	95,000 31,667	28,500 0	4,838 0	(1)	0 0	10,000 0	0 0	6,016 0	(2)

Thomas C. Ewart, Sr. Senior Vice President and CCO	2003	90,000	16,476	5,529	(1)	0	5,205	0	1,688	(3)

Paul C. Saunders, Senior Vice President	2003 2002 2001	90,000 82,000 82,000	18,000 18,000 25,000	3,112 0 0	(1)	0 0 0	50,371 0 0	0 0 0	6,754 7,246 2,741	(4) (2) (2)

(1)	The aggregate value of “other annual compensation” does not meet the minimum amount required for disclosure under the Securities and Exchange Commission’s regulations and is therefore omitted.
(2)	Primarily consists of 401(k) and ESOP contributions made by the Company for the benefit of the named executives, as well as insurance premiums paid on behalf of the named executives.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

The following tables sets forth information at December 31, 2003, concerning stock options held by the Company’s executive officers named above. The named executive officers did not exercise any options to purchase common stock of the Company during 2003.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options at December 31, 2003
			Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
F. R. Saunders, Jr.	0	$0	82,500	37,871	$375,000	$75,742

Jeffrey A. Paolucci	0	$0	2,000	8,000	$3,360	$13,440

Thomas C. Ewart, Sr.	0	$0	0	5,205	$0	$10,410

Paul C. Saunders	0	$0	82,500	37,871	$375,000	$75,742

(1)	Estimated fair market value for the Company’s common stock on December 31, 2003 was $9.53 per share, which is based on the stock’s last known trade prior to such date.

As shown in the following table, the Company granted stock options for a total of 115,947 shares of common stock during 2003 to the named executive officers. The Company did not grant any stock appreciation rights, restricted stock or stock incentives to the executive officers named above during 2003.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employee During 2003	Exercise Price	Expiration Date
F. R. Saunders, Jr.	50,371	29.8%	$8.00	July 17, 2013

Paul C. Saunders	50,371	5.9%	$8.00	July 17, 2013

Jeffrey A. Paolucci	10,000	3.1%	$8.32	August 15, 2013

Thomas C. Ewart, Sr.	5,205	29.8%	$8.00	July 17, 2013

Employment Agreements

F. R. Saunders, Jr. has an employment agreement with the Bank and the Company providing for his employment by the Bank for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, except that the agreement will be extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions. The employment agreement generally provides Mr. Saunders with an annual base salary of $115,000, which may (subject to specific limitations) be increased or decreased at the discretion of the Compensation Committee.

Mr. Saunders also is eligible to receive an incentive bonus equal to 5% of the Bank’s consolidated pre-tax earnings for the year, if mutually agreeable individual and team performance criteria and budgeted profit targets are met. If budgeted profit is missed by 60% or more, Mr. Saunders will not receive an annual bonus. If budgeted profit is exceeded by more than 10%, an additional 5% bonus may be awarded by the Compensation Committee and the Board of Directors. In no event may Mr. Saunders’ bonus amount exceed an amount equal to 100% of Mr. Saunders’ annual salary for the calendar year for which the bonus was paid.

In accordance with his employment agreement, if the Company conducts a public offering of its common stock, Mr. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of Company common stock which is equal to 5% of the number of shares sold in the offering at the offering price.

The employment agreement also requires the Bank to provide other employee benefits, such as health and disability insurance coverage. In addition, the employment agreement requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $1,000,000 payable to any beneficiary or beneficiaries designated by Mr. Saunders. The policy is convertible to a policy owned by Mr. Saunders under specific conditions.

The employment agreement provides that if Mr. Saunders resigns from the Bank for good reason or if the Bank terminates Mr. Saunders’ employment other than for cause (as defined by the agreement), then the Bank shall continue to pay Mr. Saunders the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Saunders received the previous year, on a monthly basis for a period of three years from the date of termination. The employment agreement further provides that if, after a “Change in Control,” as defined in the employment agreement, Mr. Saunders resigns from the Bank for good reason (as defined in the agreement) or if the Bank terminates Mr. Saunders’ employment other than for cause, then the Bank shall continue to pay Mr. Saunders 150% of the annual salary he is receiving at the time, for a period of five years and the Bank shall pay Mr. Saunders a severance payment equal to three times the annual salary he is receiving at the time plus three times the incentive bonus he received for the year prior to the year of his termination of employment.

The employment agreement also provides that Mr. Saunders agrees, for a period of two years after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

Jeffrey A. Paolucci has an employment agreement with the Bank providing for his employment by the Bank for a term of three years commencing on September 15, 2002. The employment agreement provides Mr. Paolucci with an initial base annual salary of $95,000, a signing bonus of $9,500, reimbursement of certain membership dues and eligibility for annual bonus compensation to be set by the Bank.

Mr. Paolucci’s employment agreement also provides that the Bank or Mr. Paolucci may terminate the agreement at any time and for any reason. For a period of one-year after termination, Mr. Paolucci will be subject to various non-solicitation and non-compete provisions of his agreement. Additionally, the employment agreement provides that upon a change in control (as defined by the agreement), and in the event the agreement is not otherwise terminated by the Bank or Mr. Paolucci, the agreement shall either be renewed for a new three-year term or the Bank may terminate Mr. Poalucci’s employment, which termination would trigger a severance payment obligation on the part of the Bank equal to Mr. Paolucci’s then base salary (including benefits) and bonus for which Mr. Paolucci would have otherwise received for the three-year period beginning on the date of the change in control.

Paul C. Saunders has an employment agreement with the Bank and the Company providing for his employment by the Bank for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, except that the agreement will be extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions. The employment agreement provides Mr. Saunders with an annual salary of $82,000, which may (subject to specific limitations) be increased or decreased at the discretion of the Compensation Committee. Mr. Saunders also is eligible to receive an incentive bonus if mutually agreeable individual and team performance criteria and budgeted profit targets are met.

In accordance with his employment agreement, if the Company conducts a public offering of its common stock, Mr. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of Company common stock which is equal to 5% of the number of shares sold in the offering at the offering price.

In addition, the employment agreement requires the Bank to provide other employee benefits similar to those provided to F. R. Saunders, as described above. The employment agreement also requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $500,000 payable to any beneficiary or beneficiaries designated by Mr. Saunders. The policy is convertible to a policy owned by Mr. Saunders under specific conditions.

The employment agreement provides that if Mr. Saunders resigns from the Bank for good reason (as defined by the agreement), or if the Bank terminates Mr. Saunders’ employment other than for cause (as defined by the agreement), then the Bank shall continue to pay Mr. Saunders the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Saunders received the previous year, on a monthly basis for a period of three years from the date of termination. The employment agreement further provides that if, after a change in control (as defined by the agreement), Mr. Saunders resigns from the Bank for good reason or if the Bank terminates Mr. Saunders’ employment other than for cause, then the Bank shall continue to pay Mr. Saunders 110% of the annual salary he is receiving at the time, for a period of two years and the Bank shall pay Mr. Saunders a severance payment equal to two times the annual salary he is receiving at the time plus two times the incentive bonus he received for the year prior to the year of his termination of employment.

The employment agreement also provides that Mr. Saunders agrees, for a period of one year after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

Thomas C. Ewart, Sr. has an employment agreement with the Bank providing for his employment by the Bank for a term of three years commencing on April 23, 2003, except that the agreement will be extended automatically for additional one-year periods unless a party gives the other party proper non-renewal notice. The employment agreement provides Mr. Ewart with an initial annual salary of $135,000, insurance coverage in the amount of at least two-times Mr. Ewart’s base salary, reimbursement of certain membership dues, a $25,000 unsecured line of credit, a secured $67,025 loan, stock options equal to at least $41,639 (which are subject to a pre-determined vesting schedule) and eligibility for annual bonus compensation to be set by the Bank.

Mr. Ewart’s employment agreement also provides that the Bank or Mr. Ewart may terminate the agreement at any time and for any reason. For a period of one-year after termination, Mr. Ewart will be subject to various non-solicitation and non-compete provisions of his agreement. Additionally, the employment agreement provides that upon a change in control (as defined by the agreement), and in the event the agreement is not otherwise terminated by the Bank or Mr. Ewart, the agreement shall either be renewed for a new three-year term or the Bank may terminate Mr. Ewart’s employment, which termination would trigger a severance payment obligation on the part of the Bank equal to Mr. Ewart’s then base salary (including benefits) and bonus for which Mr. Ewart would have otherwise received for the three-year period beginning on the date of the change in control.

Director Compensation

The director fees for 2003 included an annual retainer fee of $2,500 ($7,500 for the Chairman of the Board), and $250 per board meeting attended for each director and $200 per committee meeting attended for each director. These director fees are paid to those directors who are also employees of the Company and/or the Bank. A total of $76,567 was paid in directors fees during 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company, during the fiscal year ended December 31, 2003, all of our directors and executive officers, who are listed above, complied with all applicable Section 16(a) filing requirements.

RELATED PARTY TRANSACTIONS

The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features to the Company or the Bank.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company has selected the accounting firm of Elliott Davis, LLC to serve as auditors for the Company for the current year. The firm of Elliott Davis, LLC has served as the Company’s auditors since January 2, 2003.

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the Securities Exchange Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company’s principal independent accountant since the Company’s inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company’s principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003 to audit the Company’s financial statements for the year ended December 31, 2002, and has also been selected to audit the Company’s financial statements for the year ending December 31, 2003.

Tourville, Simpson & Caskey, L.L.P.’s reports on the Company’s financial statements for each of the years ended December 31, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor were modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey, L.L.P.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in its reports.

A representative of Elliott Davis, LLC is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The following table shows the amounts paid by the Company to Elliott Davis, LLC, the Company’s independent auditors, for the last two fiscal years.

	2003	2002
Audit fees	$33,925	31,690
Audit-related fees	5,090	27,970
Tax fees	4,065	6,025
All other fees	4,325	19,940

Total Fees	$47,405	85,625

Audit Fees

Audit fees represent fees billed by Elliott Davis, LLC primarily for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s reports on Form 10-QSB. These fees include amounts paid or expected to be paid for each respective year’s audit.

Audit-Related Fees

Audit-related fees represent fees billed by Elliott Davis, LLC for review of management’s discussion and analysis for Form 10-KSB and review of the Company’s registration statement on Form SB-2 in 2002.

Tax Fees

Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for preparation of federal and state income tax returns and assistance with tax estimates.

All Other Fees

All other fees include assistance with the preparation of Form 5500, agreed upon procedures for Federal Home Loan Bank and in 2002 operational and EDP internal audits.

The fees billed by Elliott Davis, LLC are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee. The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2003, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Director Nominations. The Nomination Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of the bank, and professionals in the financial services and other industries. Similarly, the committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the committee deems relevant.

The Nomination Committee will consider shareholder nominations for directors that are made in writing and delivered to the Company in accordance with the Company’s Bylaws. Generally, the Company’s Bylaws require that such notice be given at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that nominations be submitted prior to December 26, 2004 for next year’s annual meeting. Additionally, the nomination must state, to the extent known to the nominating shareholder, the following information:

•	with respect to the nominee, all information regarding the nominee required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including the nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

•	any agreement or relationship between the nominee and the Company, its directors, officers, employees and independent auditors, as well as the nominating shareholder; and

•	the nominating shareholder’s name, address and number of shares owned.

Shareholder nominations not made in accordance with the Company’s nominating procedures may be disregarded by the chair of the meeting at which the election is to be held.

Shareholder Proposals. To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must also be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement. The Company’s Bylaws require that the shareholder’s proposal notice describe:

•	the proposal and the reason it is being brought before the meeting;

•	the shareholder’s name and address and the number of shares he or she beneficially owns; and

•	any material interest of the shareholder in the proposal.

SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2005 proxy statement. To the fullest extent permitted by applicable law, the Board of Directors have the discretion to determine whether a shareholder’s proposal is a proper business matter. Accordingly, the Board may, if warranted under the circumstances, deny the shareholder’s request upon written notice to the shareholder stating its reason for such denial.

In order for a shareholder proposal to be considered at the 2004 annual meeting, notice of the proposal was required to be delivered to the Secretary of the Company on or before December 28, 2003. The Company did not receive notice of any shareholder proposals to be presented at the 2004 meeting.

Shareholder Communications. Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing, addressed to the Board or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 2170 W. Palmetto Street, Florence, South Carolina 29501. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Submission Deadline for Next Year’s Annual Meeting. To be included in the Company’s 2005 proxy statement, shareholder nominations and proposals submitted for consideration at the 2005 annual meeting of shareholders must be received by the Company no later than December 26, 2004. The exact date of the deadline, however, will depend on the date set for the 2005 annual meeting. Generally, the proxyholder(s) disclosed in the Company’s proxy statement shall have the discretionary authority to vote upon any shareholder proposal not included in the Company’s proxy materials.

Florence, South Carolina

April 26, 2004

FIRST RELIANCE BANCSHARES, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY JUNE 17, 2004

The undersigned hereby appoints Leonard A. Hoogenboom or F. R. Saunders, Jr., as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of First Reliance Bancshares, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 17, 2004 at the main office of First Reliance Bank, located at 2170 W. Palmetto Street, Florence, South Carolina, and at any adjournments thereof, upon the proposal described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

The Board of Directors recommends that you vote for the proposals.

Proposal	1: To elect the four (4) persons listed below to serve as Class C Directors of the Company for a three-year term:

• A. Dale Porter	• John M. Jebaily	• C. Dale Lusk	• A. Joe Willis

☐	FOR all nominees listed above (except asindicated below)	☐	AGAINST all nominees listed above	☐	WITHHOLD authority to vote for all nominees listed above

INSTRUCTION: To cast a vote opposing the election of at least one but less than all of the nominees listed above, mark “FOR” above, and write the name of the nominee(s) for whom you are casting an opposing vote in this space                                                                                                                                                                                                                  .

PROPOSAL	2: To ratify the appointment of Jeffrey A. Paolucci as a Class B Director for a two-year term:

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3: To approve the proposed amendment to First Reliance Bancshares, Inc.’s Articles of Amendment to increase the number of authorized shares of common stock:

☐	FOR	☐	AGAINST	☐	ABSTAIN

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction to the contrary is indicated, it will be voted for the above proposals. Discretionary authority is hereby conferred as to all other matters which may come before the Annual Meeting.

Signature(s) of Shareholder(s)

[INSERT LABEL INFORMATION HERE]	Name(s) of Shareholders(s)

Date: , 2004 (Be sure to date your Proxy)
Please mark, sign and date this Proxy, and return it in the enclosed pre-addressed envelope. No postage is necessary. If stock is held in the name of more than one person, all must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        (Please check the applicable box)

I WILL ☐    WILL NOT ☐    BE ATTENDING THE ANNUAL SHAREHOLDERS MEETING.

PLEASE RETURN PROXY AS SOON AS POSSIBLE